Exhibit 23.  Consent of Independent Registered Public Accounting Firm


         Consent of Independent Registered Public Accounting Firm


To the Retirement Committee of
Capital City Bank Group, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-36693) on Form S-8 of Capital City Bank Group, Inc. of our report dated June 10, 2005, with respect to the statements of net assets available for benefits of Capital City Bank Group, Inc. 401(k) Plan as of December 31, 2004 and 2003, the related statement of changes in net assets available for benefits for the year ended December 31, 2004 and the related supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2004 and Schedule H, Line 4j - Schedule of Reportable Transactions for the year ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of Capital City Bank Group, Inc. 401(k) Plan.


KPMG, LLP
June 27, 2005